Exhibit 10.29

Seventh Amendment to Transaction Documents

This Seventh Amendment to the Transaction (this “Amendment”) is effective as of January 11, 2023 (“Effective Date”), by and between Puritan Partners LLC, a New York limited liability company (“Puritan Partners”) and Curative Biotechnology, Inc., a Florida corporation (the “Company”), having its principal place of business at 1825 NW Corporate Blvd., Suite 110 Boca Raton, FL 33431, each a “Party” and collectively the “Parties”. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Securities Purchase Agreement, dated as of March 2, 2022, as amended, entered between the Parties (the “Securities Purchase Agreement”)

Recitals

WHEREAS, pursuant to the Transaction Documents, Puritan Partners purchased a 12.5% Original Issue Discount Senior Secured Note in the principal amount of $1,142,857.14 due March 2, 2023 (as amended, the “Note”) and was issued a common stock purchase warrant to purchase 22,857,143 shares of the common stock at $0.0001 exercise price (as amended, the “Warrant”);

WHEREAS, Puritan Partners and Company are parties to the Transaction Documents, which were previously amended on August 18, 2022, October 2, 2022, October 14, 2022, November 2, 2022, November 16, 2022, and December 16, 2022, and the parties now desire to further amend the respective Transaction Documents in accordance with the terms of this Amendment.

NOW, THEREFORE, in consideration of the following and other consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

a)	Monthly Redemption Date. The definition of “Monthly Redemption Date” set forth in Section 1 of the Note is deleted in its entirety and hereby replaced with the following:

“Monthly Redemption Date” means the second of each month, commencing immediately upon January 31, 2023, and terminating upon the full redemption of this Note. Provided however that upon completion of a Qualified Offering, the entire outstanding balance of the Note will be due and payable at closing of the Qualified Offering.

(b)	Monthly Redemption Amount. The definition of “Monthly Redemption Amount” set forth in Section 1 of the Note is deleted in its entirety and hereby replaced with the following:

“Monthly Redemption Amount” means, as to a Monthly Redemption, one half of the original principal amount at 110% of such principal amount, plus accrued but unpaid interest, liquidated damages and any other amounts then owing to the Holder in respect of this Note.

(c)	The interest on the Note that is due and payable on January 17, 2023, shall instead be due and payable on the earlier of (i) January 31, 2023 and (ii) the closing of the Qualified Offering.

(d)	$5,000 of the unpaid interest due on the Note for the period ending December 2, 2022, will be due and payable immediately following the execution of this Agreement.

Each of the undersigned has caused this Amendment to be duly executed and delivered as of the date first written above and will become effective as of the Effective Date.

CURATIVE BIOTECHNOLOGY, INC.

By:
Name:	Richard Garr
Title:	Chief Executive Officer

Puritan Partners LLC

By:
Name:	Richard Smithline
Title:	Managing Member